Consent of Independent Registered Public Accounting Firm
The Board of Directors
NRG Energy, Inc.:
We consent to the incorporation by reference in the registration statements Numbers 333-217595, 333-197882, 333-185501, 333-182379, 333-171318, 333-151992, 333-135973 and 333-114007 on Form S-8 of NRG Energy, Inc. (the Company) of our reports dated March 1, 2021, with respect to the consolidated balance sheets of the Company as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2020, and the related notes and financial statement schedule (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of NRG Energy, Inc.
Our report dated March 1, 2021 on the consolidated financial statements refers to changes in accounting principle, the Company’s adoption of Topic 842, Leases, and Topic 606, Revenue from Contracts with Customers.

Philadelphia, Pennsylvania
March 1, 2021